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                            Supplemental Agreement

This Supplemental Agreement is entered into as of March 1, , 2008 by and between MBSC Securities Corporation ("MBSC") on its behalf, and/or on behalf of one or more of the Funds for which it serves as principal underwriter, and the undersigned (the "Intermediary").

WHEREAS, MBSC and the Intermediary have previously entered into one or more of the agreements (the "Agreement") set forth on Attachment A to this Supplemental Agreement relating to certain funds ("Funds") for which MBSC is the principal underwriter and distributor of Fund Shares (as defined below);

NOW, THEREFORE, in consideration of the mutual covenants herein contained, which consideration is full and complete, MBSC and the Intermediary hereby agree as follows:

A. Definitions

    1. "Fund" includes the Funds covered by the Agreement and the Funds' principal underwriter and transfer agent. The term does not include any "excepted funds" as defined in Rule 22c-2(b) under the Investment Company Act of 1940 (the "1940 Act").

    2. "Shareholder" shall mean, as applicable, (a) the beneficial owner of Shares, whether the Shares are held directly by Shareholder or by the Intermediary in nominee name; (b) a Plan participant notwithstanding that the Plan may be deemed to be the beneficial owner of Shares; or
       (c) the holder of interests in a Fund underlying a variable annuity or variable life insurance contract.

    3. "Written" communications include electronic communications and facsimile transmissions.

B. Shareholder Information and Imposition of Trading Restrictions

    1. Agreement to Provide Information. The Intermediary agrees to provide promptly, but not later than 10 business days, to the Fund, upon Written request, the taxpayer identification number ("TIN"), if known, of any or all Shareholder(s) who have purchased, redeemed, transferred or exchanged Shares held through an account with the Intermediary (an "Account") during the period covered by the request and the amount, date, name or other identifier of any investment professional(s) associated with the Shareholder(s) or Account (if known), and transaction type (purchase, redemption, transfer or exchange) of every purchase, redemption, transfer or exchange of Shares ("Transaction Information"). To the extent practicable, the format for any Transaction Information provided to the Fund should be consistent with the NSCC Standardized Data Reporting Format.

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       (a)Period Covered by Request. Requests must set forth a specific period, not to exceed 90 days from the date of the request, for which Transaction Information is sought. The Fund may request transaction data older than 90 days from the date of the request as it deems necessary to investigate compliance with policies established by the Fund for the purpose of eliminating or reducing dilution to the value of the outstanding shares issued by the Fund.

       (b)Timing of Requests- Fund requests for Transaction Information shall be made no more frequently than quarterly except as the Fund deems necessary to investigate compliance with policies established by the Fund for the purpose of eliminating or reducing any dilution of the value of the outstanding shares issued by the Fund.

       (C)The Intermediary agrees to use best efforts to determine, promptly upon request of the Fund, but not later than 10 days, whether any person that holds Shares through the Intermediary is an "indirect intermediary "as defined in Rule 22c-2 under the 1940 Act (an "Indirect Intermediary"), and upon further request of the Fund,
          (i) provide or arrange to have provided the information set forth in paragraph (B)(1) of this Supplemental Agreement regarding Shareholders who hold an account with an Indirect Intermediary; or
          (ii) restrict or prohibit the Indirect Intermediary from purchasing Shares on behalf of itself or other persons.

       (c)MBSC agrees not to use the information received under this Section B for marketing or any other similar purpose without the prior Written consent of the Intermediary.

    2. Agreement to Prohibit Trading. The Intermediary agrees to execute Written instructions from the Fund to prohibit further purchases or exchanges of Shares by a Shareholder that has been identified by the Fund as having engaged in transactions of Shares (directly or indirectly through an Account) that violate the policies established by the Fund for the purpose of eliminating or reducing any dilution of the value of its Shares.

       (a)Form of Instructions. Instructions provided to the Intermediary will include the TIN, if known, and the specific prohibition(s) to be executed. If the TIN is not known, the instructions will include an equivalent identifying number of the Shareholder(s) or account(s) or other agreed upon information to which the instructions relates.

       (b)Confirmation by the Intermediary. The Intermediary must provide Written confirmation to the Fund that instructions have been executed. The Intermediary agrees to provide the confirmation as soon as reasonably

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          practicable, but not later than 10 business days after the instructions have been executed.

       (c)Redemption Fees. The Intermediary shall not purchase or redeem Fund shares that are subject to redemption fees, including shares of Portfolios or share classes that later become subject to redemption fees, in the absence of an amendment to the Fund participation agreement.

C. Late Trading Procedures. The Intermediary represents that it has adopted, and will at all times during the term of the Agreement maintain, reasonable and appropriate procedures designed to ensure that any and all orders to purchase, redeem, transfer or exchange Shares received by the Intermediary from Shareholders treated as received prior to the close of trading (the "Close of Trading") on the New York Stock Exchange (the "NYSE") (usually 4:00 p.m. Eastern time) on a day the NYSE is open for business (a "Business Day") are received by the Intermediary prior to the Close of Trading on such Business Day and are not modified after the Close of Trading and that all such orders received, but not rescinded, by the Close of Trading are communicated to MBSC or its designee for that Business Day. Each transmission of Share orders by the Intermediary shall constitute a representation that such orders are accurate and complete and are as received by the Intermediary by the Close of Trading on the Business Day for which the orders are to be priced and that such transmission includes all Share orders received from customers, but not rescinded, by the Close of Trading.

D. Anti-Money Laundering Program Procedures. The Intermediary represents and warrants that, to the extent required by applicable law, it has adopted policies and procedures to comply with all applicable anti-money laundering, customer identification, suspicious activity, currency transaction reporting and similar laws and regulations including the Bank Secrecy Act, as amended by the USA PATRIOT Act, and the regulations thereunder, and Financial Industry Regulatory Authority ("FINRA") Rule 3011. The Intermediary also represents and warrants that it will not purchase or sell Shares on behalf of any person on the list of Specially Designated Nationals and Blocked Persons maintained by the Office of Foreign Assets Control ("OFAC"), or other similar governmental lists, or in contravention of any OFAC maintained sanctions program. The Intermediary agrees to share information with the Fund for purposes of ascertaining whether a suspicious activity report ("SAR") is warranted with respect to any suspicious transaction involving Shares, provided that neither the Intermediary nor the Fund is the subject of the SAR. The Intermediary, if required to maintain an anti-money laundering program, also represents and warrants that it has filed the requisite certification with the Financial Crimes Enforcement Network ("FinCEN") to allow the Intermediary to share information pursuant to
   Section 314(b) of the USA PATRIOT Act.

E. ). Limitations on Use of Shareholder Information-

   (i)Limitations. The Fund agrees to only use the Transaction Information for the purposes of identifying Shareholders who may be violating the Funds policies and procedures with respect to dilution of the Fund's value as contemplated by the Rule or to fulfill other

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   regulatory or legal requirements subject to the privacy provisions of Title
   V of the Gramm-Leach-Bliley Act (Public Law 106-102) and comparable state laws. The Fund agrees that the Transaction Information is confidential and that the Fund will not share the Transaction Information externally, unless the Intermediary provides the Fund with prior written consent to share such Transaction Information.

   (ii) Breach of Confidentiality. If MSBC becomes aware of any disclosure to an unauthorized third party of any non-public personal financial information of a consumer provided or received by MSBC in response to a request for information pursuant to the terms of this Agreement, MSBC promptly shall, at its expense: (i) notify the Chief Privacy Officer or comparable staff person of the Intermediary; (ii) investigate the circumstances relating to such actual or suspected unauthorized access, use or disclosure; (iii) take commercially reasonable steps to mitigate the effects of such unauthorized access, use or disclosure and to prevent any reoccurrence; (iv) provide to the other such information regarding such unauthorized access, use or disclosure as is reasonably required for the other party to evaluate the likely consequences and any regulatory or legal requirements arising out of such unauthorized access, use or disclosure; and (v) cooperate with the other party to further comply with all relevant laws, rules and regulations.

   (iii)Transmissions of Transaction Information. MSBC agrees that when transmitting Transaction Information by facsimile or electronic writing that the Transaction Information will be protected by encryption, password, or some other form of secure transmission, which will adequately protect the confidentiality of the Transaction Information.

F.

G. Qualification of Shares in States. MBSC agrees to make available to the Intermediary a list of the states or other jurisdictions in which Shares are registered for sale or are otherwise qualified for sale, which may be revised from time to time. The Intermediary will make offers of Shares to its customers only in those states, and will ensure that the Intermediary (including its associated persons) are appropriately licensed and qualified to offer and sell Shares in any state or other jurisdiction that requires such licensing or qualification in connection with the Intermediary's activities. MBSC will promptly inform the Intermediary of any changes to the list of states.

H.

I. Miscellaneous

1. Construction of the Agreement; Fund Participation Agreements. The parties have entered into one or more Fund Participation Agreements between or among them for the purchase and redemption of shares of the Funds by the Accounts in connection with the Contracts. The Fund Participation Agreements are hereby incorporated by reference into this Agreement, as this Agreement is intended to be a supplement to the Fund Participation

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Agreements. To the extent the terms of this Agreement conflict with the terms of a Fund Participation Agreement, the terms of this Agreement shall control.

2. Scope of Agreement. The purpose of this Agreement is to share Transaction Information with MBSC to allow the Fund to administer its own definition of disruptive trading. The Intermediary's obligations under this Agreement are limited to providing Transaction Information and executing prohibitions on trading when instructed to do so.

3. Termination. This Agreement will terminate upon the termination of the applicable Fund Participation Agreements, except to the extent that this Agreement is applicable to "Existing Contracts" as defined by the Fund Participation Agreement.

    2. All notices and other communications provided for under the terms of the Agreement shall be given in writing and delivered by personal delivery, by postage prepaid mail, or by facsimile or email.

   4This Supplemental Agreement shall be governed and construed in accordance with the laws of the state of New York without regard to conflict of law principals, and shall bind and inure to the benefit of the parties hereto and their respective successor and assigns.

    3. The Agreement, including any Exhibits, Attachments or Appendices attached thereto, may be amended by MBSC upon 15 days' prior notice to Intermediary, and such amendment shall be deemed accepted by Intermediary upon the placement of any order for the purchase of Fund Shares or the acceptance of any fee payable under the Agreement after the effective date of any such amendment.

IN WITNESS WHEREOF, this Supplemental Agreement has been acknowledged and executed as of the date set forth below:

MBSC Securities Corporation              PHL Variable
Insurance Company
---------------------------------------  --------------------------------------
Signed                                   Signed
Robert G. Capone                         Gina Collopy O'Connell
Print Name                               Print Name
Executive Vice President                 Senior Vice President Vice
Title                                    Title

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                                 ATTACHMENT A

Marketing and Support Services Agreement

Supplemental Agreement Regarding Networking

Money Market Fund (Omnibus) Distribution and Shareholder Services Agreement

Money Market Fund (Fully-Disclosed)

Distribution and Shareholder Services Agreement

Fund (Omnibus) Distribution and Shareholder Services Agreement

Fund (Fully Disclosed) Distribution and Shareholder Services Agreement

Fund Participation Agreement

Services Agreement

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